EXHIBIT 10.14

February 19, 2013

J. Brett Pope

Chief Executive Officer

SWK Holdings Corporation

15770 Dallas Parkway

Suite 1290

Dallas, TX 75248

Dear Brett:

The purpose of this letter is to confirm the understanding of Pine Hill Group and New Jersey limited liability company (“Consultant”) of Consultant’s engagement to provide certain financial consulting services to SWK Holdings Corporation, a Delaware corporation (the “Company”).

SCOPE OF SERVICES

The Scope of Services (“Services”) includes providing the services of Charles as the Company’s principal financial officer (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Services to be provided by Consultant and Mr. Jacobson, which include include all functions generally associated with the position of chief financial officer (“CFO”) including, but not limited to the following:

a.

Oversight of the Company’s accounting and finance organization, ; Preparation and review of the Company’s filings under the Exchange Act, including the quarterly and annual reports on Form 10-Q and Form 10-K, respectively, and the current reports on Form 8-K (collectively, the “Periodic Reports”), signing of the quarterly and annual reports, and providing the certifications required by Rule 13a-14 of the Exchange Act;

b.	Oversight of the preparation of and review of the quarterly and annual financial statements and other financial information;

c.	Oversight and review of the Company’s period end closing documents that support the information presented in the financial statement and Periodic Reports;

d.	Assistance in the completion of the annual audit and quarterly reviews of the Company’s financial statements;

e.

Completion of any checklists or certifications required by (i) the Company’s auditors, including the Generally Accepted Accounting Principles (“GAAP”) Checklist, the SEC Checklist and management representation letters;(ii) the administrators of the Company’s outstanding warrants and equity compensation plans; and (iii) any lenders;

f.	Assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations (“SOX”);

g.	Assistance as the Company considers necessary with any comments or issues that are raised by the Company’s auditors;

h.	Assistance as the Company considers necessary with respect to any comment letters received by the Securities and Exchange Commission;

i.	Meeting with members of management, the Board of Directors and the Audit Committee upon request, including attendance at all meetings of the Audit Committee;

j.	Other projects, task or assignments as directed by the Company’s management.

PROFESSIONAL FEES

Our fees for our services will be a function of the number of hours each professional spends on the project. Our fees for the services outlined in the Scope of Services will be $150 per hour subject to a quarterly cap per the following schedule:

Work performed during the quarter ended March 31: $47,000
Work performed during the quarter ended June 30: $27,000
Work performed during the quarter ended September 30: $27,000
Work performed during the quarter ended December 31: $27,000

The quarterly caps are based on our review of the requested services and our current understanding of the Company’s anticipated business, and will remain fixed until December 31, 2013. Thereafter, if it appears that the quarterly cap applicable to the current quarter will be exceeded, we will bring this to your attention prior to incurring any additional fees and mutually agree on a revised scope, budget, and associated incremental billings. Any incremental efforts and fees will be agreed upon in writing prior to the commencement of any additional work.

We will also bill the Company for reasonable out-of-pocket expenses. Our fees and out-of-pocket expenses will be billed on a semi-monthly basis. Invoices rendered are due and payable upon receipt unless otherwise stated.

This engagement letter pertains only to those items referenced in the Scope of Services. Any additional services that may be requested by the Company and we agree to provide will be the subject of separate arrangements.

We reserve the right to cease further work and performance in the event of non-payment by the Company.

DISCLOSURE OF CONFIDENTIAL INFORMATION

We will not disclose to any non-party to this agreement any confidential information, which comes into the possession of Consultant or any of its members, partners, principals, employees, agents or representatives (collectively, “Affiliates”), directly or indirectly arising out of the execution of this agreement and the provision of the Services . "Confidential Information" means any information that relates to the Company’s business model and value propositions, service offerings, execution strategies, financial requirements, competition, staffing, governance and corporate structure, trade secrets, or business affairs, or customer lists, but does not include:

a.	Information, which on the date hereof or thereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by the Consultant or its Affiliates.

b.	Information which is disclosed by the Consultant with the prior written consent of the Company; and

c.

Information which was received by the Consultant from a third party who did not acquire it in violation of a confidentiality agreement with the Company or its employees or agents, or from a third party who was not otherwise prohibited from transmitting the information to the Consultant by a contractual, legal, or fiduciary obligation of confidence to the Company.

In addition, we will not use or disclose any Confidential Information acquired during any previous consulting engagements or from previous employers without written permission from the company or employer.

Consultant agrees to disclose the Confidential Information only to those of its Affiliates who need to know such Confidential Information for the exclusive purpose of performing the Services. Consultant agrees (i) to inform all of its respective Affiliates who receive Confidential Information of the confidential nature of such Confidential Information and to direct all such Affiliates to treat such Confidential Information confidentially in accordance with this Agreement and not to use it other than for the purposes described above, (ii) to be responsible in any event for any breach of this Agreement by any of its Affiliates, and (iii) to make all reasonable, necessary, and appropriate efforts to safeguard such Confidential Information from disclosure to any person or entity other than as permitted hereby.

In the event that Consultant or any of its Affiliates is requested under the terms of a subpoena or order issued by a court or by a governmental body to disclose any of the Confidential Information, the Consultant will promptly notify the Company so that it may seek a protective order or other appropriate remedy or waive compliance with this Agreement. If such protective order or other remedy is not obtained or the Company waives compliance with this Agreement and disclosure of any of the Confidential Information is legally required, the Consultant will furnish only that portion of such Confidential Information that is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information furnished.

INDEMNIFICATION

The Company will indemnify and hold the Consultant and its present and former members, partners, principals, directors, employees and agents harmless from any liability, damages (including without limitation, direct, incidental and consequential) fees, expenses and costs (including defense costs) associated with any third-party claim arising from or relating to (i) the Company’s misrepresentations or (ii) false or incomplete information provided by any of the Company’s personnel or agents to the Consultant in the performance of its Services. In the case of indemnification against third-party claims, the party seeking indemnity will give prompt notice of such claim to the Company. The Company shall control the defense of the case with counsel of its choosing that is reasonably satisfactory to the indemnified party. The indemnified party will reasonably cooperate with the defense. So long as the Company assumes the defense, the Company will not be responsible for the fees and expenses of any separate counsel retained by the indemnified party. The Company is not required to indemnify in respect of settlements effected without the Company’s prior written consent. The Company may not settle a case without the consent of the indemnified party, such consent not to be unreasonably withheld.

With respect to the Services, the Company agrees that, with respect to any action brought by the Company, the liability of the Consultant and its present, future and former members, partners, principals and employees for any claim, including but not limited to, Consultant’s negligence, shall not exceed the fees it receives for the portion of the work giving rise to such liability. In addition, the Company agrees that, with respect to any action brought by the Company, the Consultant and its present, future and former members partners, principals and employees shall not under any circumstances be liable for any special, consequential, incidental or exemplary damages or loss (nor any lost profits, taxes, interest, tax penalties, savings or business opportunity).

The terms of this Section shall apply regardless of the nature of any claim asserted (including, but not limited to, contract, statute, tort, strict liability or any form of negligence, whether of the Company, Pine Hill Group or others, except for Pine Hill Group’s gross negligence or willful misconduct) and whether or not the Consultant was advised of the possibility of the damage or loss asserted; but such terms shall not apply to the extent finally determined to be contrary to any applicable law, including, without limitation, the federal securities laws. Such terms shall also continue to apply after any termination of this Agreement and during any dispute between the parties.

The Company will include the Consultant and Mr. Jacobson in its D&O Policy. The Consultant will also maintain its own professional liability insurance.

WARRANTY OF PERFORMANCE

Pine Hill Group warrants that it will perform its services on a reasonable professional efforts basis. This warranty is in lieu of, and we expressly disclaim, all other warranties, express, implied or otherwise, including without limitation any implied warranties of merchantability or fitness for a particular purpose. We cannot and do not warrant computer hardware, software or services provided by other parties

EMPLOYEE SERVING AS CHEILF FINANCIAL OFFICER

Consultant agrees that a material factor in the Company’s retention of Consultant to provide the Services was the availability of Mr. Jacobson to serve as the Company’s principal financial officers. In the event that (a) Mr. Jacobson is no longer available to serve in such capacity or (b) a material breach by the Consultant of the terms of this Agreement, the Company at its option may (i) appoint another employee of Consultant to fill such role or (ii) immediately terminate this Agreement.

OTHER MATTERS

Either party shall have the right in its sole and absolute discretion to terminate this Agreement and all respective rights and obligations hereunder upon a 45 day written notice. In the event that a written termination notice is delivered to either party, Mr. Jacobson or any other employee of the Consultant serving as Chief Financial Officer of the Company will submit a letter of resignation to the Company within five (5) business days.

This engagement letter reflects the entire agreement between us relating to the services covered by this letter. It replaces or supersedes any previous proposals, correspondence and understandings, whether written or oral. The agreements contained in this engagement letter shall survive the completion and termination of this engagement for a period of three (3) years.

If there are any questions, please contact us. If the Services outlined herein are in accordance with your requirements and if the above terms are acceptable, please have one copy of this letter signed in the space provided below and return it to me.

Sincerely,

Charles Jacobson

Pine Hill Group

The services and terms as set forth in this engagement letter are agreed to.

Pine Hill Group

By:
Charles Jacobson
February 19, 2013
Date

SWK Holdings Corporation

By:
J. Brett Pope

Date